EXHIBIT 99.1

July 8, 2013

Clearwire Minority Shareholders Overwhelmingly Approve Merger Transaction with Sprint

BELLEVUE, Wash. – July 8, 2013 – Clearwire Corporation (NASDAQ: CLWR) (“Clearwire” or “The Company”) has announced the results of its Special Meeting of Stockholders held today. The Company reported that the required majority of Clearwire stockholders not affiliated with Sprint or SoftBank and more than 75 percent of the outstanding shares entitled to vote thereon voted in favor of the merger agreement proposal to acquire all shares of Clearwire which Sprint does not currently own for $5.00 per share. In total, at the Special Meeting, the holders of approximately 82 percent of the unaffiliated outstanding shares of common stock, as of April 2, 2013, the record date for the Special Meeting, cast votes in favor of the transaction. Also, the holders of approximately 95 percent of the outstanding shares of common stock as of April 2, 2013, including the approximately 50.2 percent of shares already held by Sprint, cast votes in favor of the transaction.

“We are pleased that our stockholders recognize the value and merits of our merger with Sprint,” said Erik Prusch, President and CEO of Clearwire. “The Clearwire team is looking forward to working closely with our counterparts at Sprint to realize the potential of our assets inherent in this combination as we integrate our two companies.

“In addition, I would like to offer my sincere thanks and appreciation to the entire team at Clearwire. Their hard work, dedication and relentless focus on our business were instrumental in successfully accomplishing all that we did as a company. I am extremely proud of this group of people, and see today’s result as a culmination of the value they have delivered to our investors.”

Stockholders today also voted to approve all of the additional proposals, including the NASDAQ Authorization proposal, the Charter Amendment proposal, and a non-binding proposal regarding certain merger-related executive compensation arrangements.

The Company and Sprint currently expect to close the merger on July 9, 2013.

About Clearwire

Clearwire Corporation (NASDAQ: CLWR), through its operating subsidiaries, is a leading provider of 4G wireless broadband services offering services in areas of the U.S. where more than 130 million people live. The company holds the deepest portfolio of wireless spectrum available for data services in the U.S. Clearwire serves retail customers through its own CLEAR® brand as well as through wholesale relationships with some of the leading companies in the retail, technology and telecommunications industries, including Sprint and NetZero. The company is constructing a next-generation 4G LTE Advanced-ready network to address the capacity needs of the market, and is also working closely with the Global TDD-LTE Initiative to further the TDD-LTE ecosystem. Clearwire is headquartered in Bellevue, Wash. Additional information is available at http://www.clearwire.com.

Cautionary Statement Regarding Forward Looking Statements

This document includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance” and similar expressions are intended to identify information that is not historical in nature.

This document contains forward-looking statements relating to the proposed transactions between Sprint Nextel Corporation (“Sprint”) and SoftBank Corp. (“SoftBank”) and its group companies, including Starburst II, Inc. (“Starburst II”), and the proposed acquisition by Sprint of Clearwire Corporation (“Clearwire”). All statements, other than historical facts, including, but not limited to: statements regarding the expected timing of the closing of the transactions; the ability of the parties to complete the transactions considering the various closing conditions; the expected benefits of the transactions such as improved operations, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of SoftBank or Sprint; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (1) there may be a material adverse change of SoftBank; (2) the proposed financing may involve unexpected costs, liabilities or delays or may not be completed on terms acceptable to SoftBank, if at all; and (3) other factors as detailed from time to time in Sprint’s, Starburst II’s and Clearwire’s filings with the Securities and Exchange Commission (“SEC”), including Sprint’s and Clearwire’s Annual Reports on Form 10-K for the year ended December 31, 2012, and other factors that are set forth in the proxy statement/prospectus contained in Starburst II’s Registration Statement on Form S-4, which was declared effective by the SEC on May 1, 2013, and in other materials that will be filed by Sprint, Starburst II and Clearwire in connection with the transactions, which will be available on the SEC’s web site (www.sec.gov). There can be no assurance that the transactions will be completed, or if completed, that such transactions will close within the anticipated time period or that the expected benefits of such transactions will be realized.

All forward-looking statements contained in this document and the documents referenced herein are made only as of the date of the document in which they are contained, and none of Sprint, SoftBank, Starburst II, Clearwire or Collie Acquisition Corp. undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

CONTACTS:

Media Relations:

Susan Johnston, 425-505-6178

susan.johnston@clearwire.com

JLM Partners for Clearwire:

Mike DiGioia or Jeremy Pemble, 206-381-3600

mike@jlmpartners.com or jeremy@jlmpartners.com

Investor Relations:

Alice Ryder, 425-505-6494

alice.ryder@clearwire.com